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                                                                    Exhibit 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-129570 of our report dated December 8, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the consolidated financial statements of Molecular Insight Pharmaceuticals, Inc. and subsidiaries (a development stage company) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Boston, Massachusetts
December 8, 2006